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                                                                     Exhibit 2.1


                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment to Agreement and Plan of Merger (the "AMENDMENT") is made this 10th day of September, 2001 by and among divine, inc., a Delaware corporation ("PARENT"), DI1 Acquisition Company, a Delaware corporation and direct wholly-owned subsidiary of Parent ("MERGER SUB"), and Open Market, Inc., a Delaware corporation (the "COMPANY"). All capitalized terms not defined herein shall have the meaning ascribed to them in that certain Agreement and Plan of Merger made and entered into as of August 15, 2001, by and among the parties hereto (the "MERGER AGREEMENT").

         WHEREAS, pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation, and with the Company becoming a wholly-owned subsidiary of Parent.

         WHEREAS, the parties wish to amend the Merger Agreement to clarify that any Company Common Stock issued (i) upon exercise of any Company Warrants (as defined in the Merger Agreement), and (ii) after August 3, 2001, under the Company's 1996 Employee Stock Purchase Plan or 2001 Employee Stock Purchase Plan, shall be excluded from the denominator of the Exchange Ratio.

         NOW, THEREFORE, with reference to the foregoing facts and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Section 4.1(a) of the Merger Agreement shall be deleted and replaced in its entirety by the following:

         (a) CONVERSION OF COMPANY STOCK. Subject to adjustment, if applicable, pursuant to SECTIONS 4.1(e) hereof, and subject to the provisions of
         SECTION 4.3 hereof, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in SECTION 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the quotient of (x) 44,285,714 divided by (y) the total number of shares of Company Common Stock outstanding (for such purposes, INCLUDING all shares issuable upon conversion of any then outstanding Company Series E Preferred Stock and upon exercise of the Adjustment Warrant, and EXCLUDING any shares of Company Stock issued upon exercise of options or warrants outstanding as of the date hereof, and FURTHER EXCLUDING any shares of Company Common Stock issued after August 3, 2001 under the Company's 1996 Employee Stock Purchase Plan and 2001 Employee Stock Purchase
         Plan) as of the Effective Time (such quotient, as adjusted from time to time pursuant to SECTIONS 4.1(e) hereof, the "EXCHANGE RATIO") and (ii) each share of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger


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         and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of Parent Common Stock equal to the product of (A) the Exchange Ratio multiplied by (B) the number of shares of Company Common Stock into which such Company Series E Preferred Stock is then convertible at the then applicable conversion ratio for such Company Series E Preferred Stock. The shares of Parent Common Stock issuable in connection with the Merger and the transactions contemplated thereby are referred to herein as the "PARENT SHARES". At the Effective Time, all shares of Company Common Stock converted into the right to receive Parent Shares pursuant to this SECTION 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Stock, except the right to receive, upon the surrender of such certificate (or other appropriate action) in accordance with SECTION 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares.

         2. This Amendment may be executed in counterparts, each of which shall be deemed an original but together shall constitute one and the same instrument.

         3. Except as otherwise set forth in this Amendment, all other terms and conditions of the Merger Agreement shall remain the same and in full force and effect.


                            [SIGNATURE PAGE FOLLOWS.]



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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of September 10, 2001.

                                     PARENT:

                                     DIVINE, INC., A DELAWARE CORPORATION


                                     By: /s/ ANDREW J. FILIPOWSKI
                                         --------------------------------------
                                     Andrew J. Filipowski
                                     Chairman and Chief Executive Officer



                                     MERGER SUB:

                                     DI1 ACQUISITION COMPANY, A DELAWARE
                                     CORPORATION


                                     By: /s/ ANDREW J. FILIPOWSKI
                                         --------------------------------------
                                     Andrew J. Filipowski
                                     President



                                     THE COMPANY

                                     OPEN MARKET, INC.


                                     By: /s/ EDWARD DURKIN
                                         --------------------------------------
                                     Edward Durkin
                                     Vice President and Chief Financial Officer